Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2025-USNCH[ ]

dated June 11, 2025 relating to
Preliminary Pricing Supplement No. 2025-USNCH[ ]

dated June 11, 2025

Registration Statement Nos. 333-270327 and 333-270327-01

Filed Pursuant to Rule 433

Market Linked Securities—Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Energy Select Sector SPDR® Fund, the Financial Select Sector SPDR® Fund, the Technology Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund due July 9, 2026

Term Sheet to Preliminary Pricing Supplement No. 2025-USNCH[ ] dated June 11, 2025

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlyings:	The Energy Select Sector SPDR® Fund, the Financial Select Sector SPDR® Fund, the Technology Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund (each referred to as an “underlying,” and collectively as the “underlyings”).
Pricing Date*:	June 26, 2025
Issue Date*:	July 1, 2025
Stated Principal Amount:	$1,000 per security
Maturity Payment Amount (per security):

•

if the ending value of the lowest performing underlying is greater than its starting value:

$1,000 + ($1,000 × underlying return of the lowest performing underlying × participation rate);

•

if the ending value of the lowest performing underlying is less than or equal to its starting value, but greater than or equal to its threshold value:

$1,000; or

•

if the ending value of the lowest performing underlying is less than its threshold value:

$1,000 + [$1,000 × (underlying return of the lowest performing underlying + buffer amount)]

Participation Rate:	At least 130% (to be determined on the pricing date)
Calculation Day*:	July 6, 2026
Maturity Date*:	July 9, 2026
Underlying Return:	For each underlying, (ending value – starting value) / starting value
Lowest Performing Underlying:	The underlying with the lowest underlying return
Starting Value:	For each underlying, its closing value on the pricing date
Threshold Value:	For each underlying, 80% of its starting value
Buffer Amount:	20%
Ending Value:	For each underlying, its closing value on the calculation day
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17333KAU1 / US17333KAU16
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.20% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (maturity payment amount)***

***assumes a participation rate equal to the lowest possible participation rate that may be determined on the pricing date

If the ending value of the lowest performing underlying is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the lowest performing underlying in excess of the buffer amount and will lose some, and possibly up to 80%, of the stated principal amount of your securities at maturity.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $921.00 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/200245/000095010325007262/dp230048_424b2-us2573705d.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose A Significant Portion Of Your Investment.

•	The Securities Do Not Pay Interest.

•	The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

•	The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying.

•	You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

•	You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings.

•	Your Maturity Payment Amount Depends On The Value Of The Lowest Performing Underlying On A Single Day.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	The Energy Select Sector SPDR® Fund Is Subject To Concentrated Risks Associated With The Energy Sector.

•	The SPDR® S&P® Oil & Gas Exploration & Production ETF Is Subject To Concentrated Risks Associated With The Oil And Gas Exploration And Production Industry.

•	The Index Tracked By The Financial Select Sector SPDR® Fund Underwent A Significant Change On September 16, 2016 And, As A result, The Index Tracked By The Financial Select Sector SPDR® Fund Will Differ In Important Ways From The Index Tracked By The Financial Select Sector SPDR® Fund In The Past.

•	The Financial Select Sector SPDR® Fund Is Subject To Risks Associated With The Financial Services Sector.

•	The Financial Select Sector SPDR® Fund May Be Disproportionately Affected By The Performance Of A Small Number Of Stocks.

•	Citigroup Inc. Is An Issuer Of Equity Securities Held By The Financial Select Sector SPDR® Fund.

•	The Technology Select Sector SPDR® Fund Is Subject To Risks Associated With The Technology Sector.

•	The Consumer Discretionary Select Sector SPDR® Fund Is Subject To Risks Associated With The Consumer Discretionary Sector.

•	The Index Tracked By The Consumer Discretionary Select Sector SPDR® Fund Underwent A Significant Change In September 2018 And, As A Result, The Index Tracked By The Consumer Discretionary Select Sector SPDR® Fund Will Differ In Important Ways From The Index Tracked By The Consumer Discretionary Select Sector SPDR® Fund In The Past.

•	Our Offering Of The Securities Is Not A Recommendation Of Any Underlying.

•	The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of Any Underlying.

•	If A Reorganization Event Occurs With Respect To An Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

•	The Value And Performance Of The Shares Of An Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

•	Changes That Affect The Underlyings May Affect The Value Of Your Securities.

•	The Stated Maturity Date May Be Postponed If The Calculation Day is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.